Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
TriMas Corporation:

We consent to the use of our report dated March 20, 2007, with respect to the consolidated balance sheets of TriMas Corporation as of December 31, 2006 and 2005, and the related consolidated statements of operations, cash flows, and shareholders’ equity for each of the years in the three-year period ended December 31, 2006, and our report dated March 20, 2007 with respect to the related financial statement schedule, incorporated by reference herein.

The audit report refers to a change in the method of accounting for share-based payments pursuant to Statement of Financial Accounting Standards No. 123 (revised 2004), Share Based Payment, in 2006 and a change in the method of accounting for conditional asset retirement obligations pursuant to FASB Interpretation No. (FIN) 47, Accounting for Conditional Asset Retirement Obligations, an interpretation of Statement of Financial Accounting Standards (SFAS) No. 143, Accounting for Asset Retirement Obligations, in 2005.

/s/ KPMG LLP

Detroit, Michigan

August 31, 2007